Exhibit 16.2

February 23, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Heilongjiang Shuaiyi New Energy Development Co., Ltd.
File Ref. No.: 000-52899

We have read the statements made by YzApp International Inc. (the "Company") which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K/A to be filed on or about February 23, 2009, regarding the change in certifying accountant and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ GC ALLIANCE LIMITED

GC ALLIANCE LIMITED
Certified Public Accountants